As filed with the Securities and Exchange Commission on June 16, 2021.

Registration No. 333-256572

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTEXT THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-2566423
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3675 Market Street, Suite 200

Philadelphia, Pennsylvania 19104

(267) 225-7416

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin Lehr

Chief Executive Officer

3675 Market Street, Suite 200

Philadelphia, Pennsylvania 19104

(267) 225-7416

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Walter J. Mostek, Esq. Ben A. Stacke, Esq. Faegre Drinker Biddle & Reath LLP One Logan Square Philadelphia, Pennsylvania 19103 Tel.: (215) 988-3330	Alex Levit Chief Legal Officer 3675 Market Street, Suite 200 Philadelphia, Pennsylvania 19104 Tel: (267) 225-7416	William N. Haddad, Esq. Venable, LLP 1270 Avenue of the Americas, 24th Floor New York, New York 10020 Tel.: (212) 503-9812

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Context Therapeutics Inc. is filing this Amendment No. 1 (the “Amendment”) to its Registration Statement on Form S-1 (File No. 333-256572) as an exhibits only filing to file Exhibits 3.3, 3.5, 10.4 and 10.10. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by us in connection with the sale of the securities being registered hereby. All amounts, other than the SEC registration fee, the Nasdaq listing fee and FINRA filing fee, are estimates.

Amount
SEC registration fee	$		*
FINRA filing fee		*
Nasdaq listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Printing and related fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended & restated certificate of incorporation and amended & restated bylaws will provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended & restated certificate of incorporation and amended & restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended & restated certificate of incorporation and amended & restated bylaws.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we issued the following securities, which were not registered under the Securities Act of 1933, as amended.

Convertible Notes

Starting in December 2017, we sold convertible promissory notes to certain investors to help finance our operations in amounts ranging from $20,000 to $500,000, earning annual interest at 6% and all maturing on November 31, 2019. Starting in November 2018, we sold convertible promissory notes to help finance our operations in amounts ranging from $25,000 to $320,000, earning annual interest at 6% and all maturing on November 9, 2020. These notes were convertible into shares issued in our next financing (as defined in the notes) by dividing the total amount of convertible promissory notes, plus accrued interest, by the applicable conversion price (defined generally as 80% of the lowest per share selling price in the next financing).

On April 1, 2020, the Company entered into a Note Amendment and Exchange Agreement to exchange certain convertible notes held by (i) Martin Lehr, the Company’s Chief Executive Officer, (ii) Seth Lehr, father of Martin Lehr, and (iii) and certain holders of the 2017 Notes and the 2018 Notes, in each case for new Senior Secured Convertible Notes. The aggregate principal amount of the new Senior Secured Convertible Notes was $5,749,986. The outstanding principal amount of such notes, together with all accrued but unpaid interest thereon, was due and payable on December 31, 2021. The notes accrued interest at a rate of 6.00% per annum.

On February 18, 2021, following the issuance of shares of Series A Preferred Units described below, the outstanding principal and accrued interest of our outstanding notes was converted into shares of Series A Preferred Units. At the time of conversion, the outstanding principal and accrued interest of the notes totaled approximately $6,055,287. Accordingly, the notes were converted into an aggregate of 5,068,994 shares of Series A Preferred Units at a conversion price of $1.195 per share.

Series Seed Convertible Preferred Units

In May 2020, the Company converted $11.7 million of principal and interest related to certain Junior Convertible Notes of the Company into 15,693,433 Series Seed Preferred Units at prices ranging from $0.71 to $0.76 per unit.

On May 1, 2020, the Company entered into a Series Seed Purchase Agreement with Martin Lehr for the sale of 52,632 of its Series Seed Preferred Units at a price of $0.95 per unit for an aggregate purchase price of $50,000.

Series A Convertible Preferred Units

On December 22, 2020, the Company entered into a Series A Unit Purchase Agreement with certain investors for the sale of its Series A Preferred Units at a price of $1.94 per unit. On December 22, 2020 we sold an aggregate of 795,263 Series A Preferred Units for total gross proceeds of approximately $950,000. In addition, Convertible Bridge Notes with a principal balance of $525,000 and accrued but unpaid interest of approximately $35,000 converted into 469,073 Series A Preferred Units. In February and March 2021, the Company sold 2,718,617 Series A Units for $1.195 per unit for gross proceeds of $3,247,599. In April 2021, the Company sold 1,712,121 Series A units for $1.195 per unit for gross proceeds of $2,045,257.

We also issued certain investors a warrant to purchase 0.25 shares of common stock for each Series A Preferred Unit purchased, or warrants for an aggregate of 1,423,772 common units of the Company. The warrants have an exercise price of $1.195 per common unit and expire five years after the date of issuance.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 16. Exhibits.

(a) Exhibits

Exhibit No.	Description

1.1**	Form of Underwriting Agreement.

3.1***	Certificate of Incorporation of Context Therapeutics Inc., as currently in effect.

3.2**	Certificate of Amendment to the Certificate of Incorporation.

3.3*	Form of Amended & Restated Certificate of Incorporation of Context Therapeutics Inc., to be effective immediately prior to the completion of this offering.

3.4***	Bylaws of Context Therapeutics Inc., as currently in effect.

3.5*	Form of Amended & Restated Bylaws of Context Therapeutics Inc., to be effective immediately prior to the completion of this offering.

4.1***	Form of Stock Certificate of Common Stock.

4.2***	Investors’ Rights Agreement, dated December 22, 2020, among Context Therapeutics LLC and certain investors.

4.3***	Right of First Refusal and Co-Sale Agreement, dated December 22, 2020, among Context Therapeutics LLC and certain investors.

4.4***	Voting Agreement, dated December 22, 2020, among Context Therapeutics LLC and certain investors.

5.1**	Opinion of Faegre Drinker Biddle & Reath LLP.

10.1***#	Research Collaboration and License Agreement, dated April 6, 2021, between Context Therapeutics LLC and Integral Molecular, Inc.

10.2***#	Process Development Agreement, dated March 6, 2020, between Context Therapeutics LLC and Tyligand Bioscience (Shanghai) Limited.

10.3***#	Amendment No. 1 to Process Development Agreement, dated April 21, 2021, between Context Therapeutics LLC and Tyligand Bioscience (Shanghai) Limited.

10.4*	Amendment No. 2 to Process Development Agreement, dated June 3, 2021, between Context Therapeutics LLC and Tyligand Bioscience (Shanghai) Limited.

10.5***#	Asset Purchase Agreement, dated as of December 15, 2017, between Context Biopharma Inc. and Arno Therapeutics, Inc.

10.6***†	Context Therapeutics LLC 2015 Option Plan.

10.7***†	Context Therapeutics Inc. 2021 Long-Term Incentive Plan.

10.8***†	Form of Stock Option Agreement under the Context Therapeutics Inc. 2021 Incentive Award Plan.

10.9***†	Form of Stock Grant Agreement under the Context Therapeutics Inc. 2021 Long-Term Incentive Plan.

10.10*†	Form of Indemnification Agreement between Context Therapeutics Inc. and its officers and directors.

10.11***#†	Consulting Agreement, dated October 23, 2019, between William Rencher and Context Therapeutics LLC.

Exhibit No.	Description

10.12***#†	Consulting Agreement, dated February 25, 2021, between Evan Dick and Context Therapeutics LLC.

10.13***#†	Consulting Agreement, dated May 7, 2021, between OncoStrategy, LLC and Context Therapeutics Inc.

10.14***†	Form of Director Services Agreement.

21.1***	Subsidiaries of the Company.

23.1***	Consent of CohnReznick LLP.

23.2**	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).

24.1***	Powers of Attorney (included on signature page).

*	Filed herewith
**	To be filed by amendment
***	Previously filed
†	Executive Compensation Plan or Agreement
#	Certain information has been excluded from the exhibit because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or related notes, which are incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on June 16, 2021.

CONTEXT THERAPEUTICS INC.
By:	/s/ Martin Lehr
Martin Lehr Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Martin Lehr Martin Lehr	Chief Executive Officer and Director (principal executive officer)	June 16, 2021

/s/ Richard Berman Richard Berman	Chairman of the Board and Director	June 16, 2021

* Philip Kantoff	Director	June 16, 2021

* Jennifer Evans Stacey	Director	June 16, 2021

* Linda West	Director	June 16, 2021